Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-193716 and 333-191299 on Form S-8 of our report dated March 2, 2014, relating to the consolidated financial statements of FireEye, Inc. and its subsidiaries appearing in this Annual Report on Form 10-K of FireEye, Inc. for the year ended December 31, 2013.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
March 2, 2014